Exhibit 99.1

PRESS RELEASE
12/18/24
Carlisle Companies Completes Purchase of Plasti-Fab
SCOTTSDALE, ARIZONA, December 18, 2024 - Carlisle Companies Incorporated (NYSE: CSL) today announced that it has completed the previously announced purchase of the expanded polystyrene “EPS” insulation segment of PFB Holdco, Inc., a portfolio company of The Riverside Company, composed of the Plasti-Fab and Insulspan brands (collectively referred to as “Plasti-Fab”) for $259.5 million in cash.
Plasti-Fab, headquartered in Calgary, Alberta, is a leading vertically integrated provider of EPS insulation products in Canada and the Midwestern United States with eight manufacturing locations across Canada and three in the United States serving the commercial, residential, and infrastructure construction markets.
The acquisition of Plasti-Fab is consistent with Carlisle’s Vision 2030 strategy, leveraging Carlisle’s mergers and acquisitions “M&A” engine and fulfilling its four core M&A tenets including an embedded organic growth story, identified hard cost synergies, a strong and experienced management team, and an ability to drive integration success utilizing the Carlisle M&A playbook.
About Carlisle Companies Incorporated
Carlisle Companies Incorporated is a leading supplier of innovative building envelope products and solutions for more energy efficient buildings. Through its building products businesses – Carlisle Construction Materials (“CCM”) and Carlisle Weatherproofing Technologies (“CWT”) – and family of leading brands, Carlisle delivers innovative, labor reducing and environmentally responsible products and solutions to customers through the Carlisle Experience. Carlisle is committed to generating superior shareholder returns and maintaining a balanced capital deployment approach, including investments in our businesses, strategic acquisitions, share repurchases and continued dividend increases. Leveraging its culture of continuous improvement as embodied in the Carlisle Operating System (“COS”), Carlisle has committed to achieving net-zero greenhouse gas emissions by 2050.

Contact:     Mehul Patel
        Vice President, Investor Relations
        Carlisle Companies Incorporated
        (310) 592-9668
mpatel@carlisle.com